Exhibit 10.15

3COM CORPORATION

MANAGEMENT RETENTION AGREEMENT

This Management Retention Agreement (the “Agreement”) is made and entered into by and between [______________] (the “Employee”) and [_______________] (“3Com” or the “Company”), effective as of [_______________]. 3Com and the Employee shall each individually be referred to herein as a “Party” and together as the “Parties.”

R E C I T A L S

A.         It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

B.         The Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his/her employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

C.         The Board believes that it is imperative to provide the Employee with severance benefits upon the termination of the Employee’s employment within three (3) months prior to or within twelve (12) months following a Change of Control which provides the Employee with enhanced financial security and provides incentive and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.

D.	Certain capitalized terms used in this Agreement are defined in Section 5 below.

The Parties hereto agree as follows:

1.          Term of Agreement. This Agreement shall terminate upon the date that all obligations of the Parties hereto with respect to this Agreement have been satisfied.

2.          At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment with 3Com is and shall continue to be at-will, as defined under applicable law, and may be terminated by either Party at any time, for any reason or no reason, with or without notice. If the Employee’s employment terminates for any reason other than that specified in Section 3(a) of this Agreement, then the Employee shall not be entitled to receive severance or other benefits under this Agreement and shall only be eligible to receive those severance or other benefits (if any) as may then be established under the Company’s then existing severance and/or benefits plans or pursuant to other written agreements with the Company.

3.	Change of Control Severance Benefits.

(a)        Involuntary Termination other than for Cause, death or Disability or Voluntary Termination for Good Reason Within Three (3) Months Prior to or Within Twelve (12) Months Following a Change of Control. If, within three (3) months prior to or within twelve (12) months following a Change of Control, the Employee’s employment is terminated (i) involuntarily by the Company other than for Cause, death or Disability or (ii) by the Employee pursuant to a Voluntary Termination for Good Reason, then, subject to the Employee entering into a standard form of mutual release of claims with the Company in substantially the form attached hereto as Exhibit A (as updated at the Company’s discretion or to reflect applicable local, state and federal law), the Company shall provide the Employee with the following benefits upon such termination:

(i)         Lump-Sum Payment. A lump-sum cash payment in an amount equal to one hundred percent (100%) of the Employee’s Annual Compensation;

(ii)         Continued Employee Benefits. Company-paid health, dental, vision, long-term disability, and life insurance coverage at the same level of coverage and coverage tier as was provided to the Employee and/or the Employee’s dependents immediately prior to the termination of his/her employment and at the same ratio of Company premium payment to Employee premium payment as was in effect immediately prior to the Change of Control (the “Company-Paid Coverage”). Company-Paid Coverage shall continue until the earlier of (i) two (2) years from the date of termination, or (ii) the date upon which the Employee and/or his/her dependents become covered under another employer’s group health, dental, vision, long-term disability, or life insurance plans that provide the Employee and/or his dependents with comparable benefits and levels of coverage. For purposes of Title X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), the date of the “qualifying event” for the Employee and/or his/her dependents shall be the date upon which the Company-Paid Coverage commences, and each month of Company-Paid Coverage provided hereunder shall offset a month of continuation coverage otherwise due under COBRA;

(iii)        Pro-Rated Bonus Payment. A lump-sum cash payment equal to one hundred percent (100%) of the Employee’s Target Bonus as in effect for the fiscal year in which the Change of Control occurs, pro-rated by multiplying such Target Bonus amount by a fraction, the numerator of which shall be the number of calendar days prior to occurrence of the Change of Control during such fiscal year, and the denominator of which shall be three-hundred and sixty-five (365);

(iv)        Equity Compensation Accelerated Vesting. One hundred percent (100%) of the unvested portion of any stock option, restricted stock or other Company equity compensation held by the Employee shall automatically be accelerated in full so as to become completely vested; provided, however, that if this occurs due to a qualifying termination of employment occurring within three (3) months prior to a Change of Control, such acceleration shall become effective upon the date of the Change of Control; and

(v)        Extension of Stock Option and Stock Appreciation Right Post-Termination Exercisability. The post-termination exercise period of any outstanding Company stock options and stock appreciation rights held by the Employee shall be extended to the lesser of (A) one (1) year from the Employee’s termination date, or (B) the original term of the award.

(b)        Voluntary Resignation; Termination For Cause. If the Employee’s employment terminates by reason of the Employee’s voluntary resignation (and is not a Voluntary Termination for Good Reason), or if the Employee is terminated for Cause, then the Employee shall not be entitled to receive severance or other benefits under this Agreement and shall only be eligible to receive those severance or other benefits (if any) as may then be established under the Company’s then existing severance and/or benefits plans or pursuant to other written agreements with the Company.

(c)        Disability; Death. If the Employee’s employment with the Company terminates as a result of the Employee’s Disability, or if Employee’s employment is terminated due to the death of the Employee, then the Employee shall not be entitled to receive severance or other benefits under this Agreement and shall only be eligible to receive those severance or other benefits (if any) as may then be established under the Company’s then existing severance and/or benefits plans or pursuant to other written agreements with the Company.

(d)        Termination Apart from Change of Control. In the event the Employee’s employment is terminated for any reason, either prior to three (3) months before the occurrence of a Change of Control or after the twelve (12) month period following a Change of Control, then the Employee shall not be entitled to receive severance or other benefits under this Agreement and shall only be eligible to receive those severance or other benefits (if any) as may then be established under the Company’s then existing severance and/or benefits plans or pursuant to other written agreements with the Company.

4.	Golden Parachute Excise Taxes

(a)        Parachute Payments of Less than 3.59 x Base Amount. In the event that the benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) would be subject to the excise tax imposed by Section 4999 of the Code, and (iii) the aggregate value of such parachute payments, as determined in accordance with Section 280G of the Code and the proposed Treasury Regulations thereunder (or the final Treasury Regulations, if they have then been adopted) is less than the product obtained by multiplying 3.59 by the Employee’s “base amount” within the meaning of Code Section 280G(b)(3), then such benefits shall be reduced to the extent necessary (but only to that extent) so that no portion of such benefits will be subject to excise tax under Section 4999 of the Code.

(b)        Parachute Payments Equal to or Greater than 3.59 x Base Amount. In the event that the benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code, (ii) would be subject to the excise tax imposed by Section 4999 of the Code, and (iii) the aggregate value of such parachute payments, as determined in accordance with Section 280G of the Code and the proposed Treasury Regulations thereunder (or the final Treasury Regulations, if they have then been adopted) is equal to or greater than the product obtained by multiplying 3.59 by the Employee’s “base amount” within the meaning of Code Section 280G(b)(3), then the Employee shall receive (i) a payment from the Company sufficient to pay such excise tax, plus (ii) an additional payment from the Company sufficient to pay the excise tax and federal and state income and employment taxes arising from the payments made by the Company to the Employee pursuant to this sentence.

(c)        280G Determinations.    Unless the Company and the Employee otherwise agree in writing, the determination of the Employee’s excise tax liability and the amount required to be paid or reduced under this Section 4 shall be made in writing by the Company’s independent auditors who are primarily used by the Company immediately prior to the Change of Control (the “Accountants”). For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 4. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.

5.          Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a)        Annual Compensation. “Annual Compensation” shall mean an amount equal to the sum of (i) the Employee’s annual base salary as in effect immediately preceding the Change of Control and (ii) 100% of the Employee’s Target Bonus.

(b)        Target Bonus. “Target Bonus” shall mean the Employee’s annual bonus, assuming 100% “on target” satisfaction of any objective or subjective performance milestones.

(c)        Cause. “Cause” shall mean (i) an act of theft, embezzlement or intentional dishonesty by the Employee in connection with his/her employment; (ii) the Employee being convicted of a felony, (iii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company, or (iv) following delivery to the Employee of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that the Employee has not substantially performed his/her duties, continued violations by the Employee of the Employee’s obligations to the Company which are demonstrably willful and deliberate on the Employee’s part.

(d)        Change of Control. “Change of Control” means the occurrence of any of the following events:

(i) Any Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) The consummation of the sale or disposition by the Company of all or substantially all the Company’s assets; or

(iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who are either (A) directors of the Company as of the date upon which this Agreement was entered into, or (B) elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in Sections 5(d)(i), 5(d)(ii), or 5(d)(iii) above, or in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

(e)        Disability. “Disability” shall mean that the Employee has been unable to perform his/her Company duties as the result of his/her incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from such Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Employee’s employment. In the event that the Employee resumes the performance of substantially all of his/her Company duties before the termination of his/her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

(f)          Person. “Person” shall have the same meaning accorded to such term in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended.

(g)        Voluntary Termination for Good Reason. “Voluntary Termination for Good Reason” shall mean the Employee voluntarily resigns after the occurrence of any of the following: (i) without the Employee’s express written consent, a material reduction of the Employee’s duties, title, authority or responsibilities, relative to the Employee’s duties, title, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Employee of such reduced duties, title, authority or responsibilities; provided, however, that a reduction in duties, title, authority or responsibilities solely by virtue of the consummation of a Change of Control (as, for example, when the Company’s Executive Vice-President and Chief Financial Officer remains as such following a Change of Control) shall not by itself constitute grounds for a “Voluntary Termination for Good Reason;” (ii) without the Employee’s express written consent, a material reduction of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction, other than a reduction generally applicable to all senior management of the Company; (iii) a reduction by the Company in the base salary of the Employee as in effect immediately prior to such reduction, other than a reduction generally applicable to all senior management of the Company; (iv) a material reduction by the Company in the aggregate level of employee benefits, including bonuses, to which the Employee was entitled immediately prior to such reduction with the result that the Employee’s aggregate benefits package is materially reduced, other than a reduction that generally applies to Company employees; (v) the relocation of the Employee to a facility or a location more than thirty-five (35) miles from the Employee’s work location immediately prior to the relocation, without the Employee’s express written consent; or (vi) any act or set of facts or circumstances which would, under Massachusetts case law or statute, constitute a constructive termination of the Employee.

6.          Non-Solicitation. In consideration for the severance benefits the Employee is to receive herein, if any, the Employee agrees that he/she will not, at any time during the one (1) year following his/her termination date, directly or indirectly solicit any individuals to leave the Company’s (or any of its subsidiaries’) employ for any reason or interfere in any other manner with the employment relationships existing during that period between the Company (or any of its subsidiaries) and its current or prospective employees.

7.	Successors.

(a)        Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)        Employee’s Successors. The terms of this Agreement and all rights and obligations of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.	Notice

(a)        General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of the Employee, mailed notices shall be addressed to him/her at the home address which he/she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)        Notice of Termination. Any termination by the Company for Cause or by the Employee pursuant to a Voluntary Termination for Good Reason shall be communicated by a notice of termination to the other Party hereto given in accordance with Section 8(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not less than thirty (30) days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Voluntary Termination for Good Reason shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his/her rights hereunder.

9.	Miscellaneous Provisions.

(a)        No Duty to Mitigate. The Employee shall not be required to mitigate the value of any benefits contemplated by this Agreement, nor shall any such benefits be reduced by any earnings or benefits that the Employee may receive from any other source.

(b)        Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by two authorized officers of the Company (other than the Employee). No waiver by either Party of any breach of, or of compliance with, any condition or provision of this Agreement by the other Party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)        Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either Party with respect to the subject matter hereof. This Agreement represents the entire understanding of the Parties hereto with respect to the subject matter hereof and supersedes all prior arrangements and understandings regarding same.

(d)        Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts. The Parties hereby agree and consent to the jurisdiction of the state and federal courts of the Commonwealth of Massachusetts as the exclusive jurisdiction for settling any disputes arising hereunder.

(e)        Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f)         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, in the case of the Company by its duly authorized officer.

COMPANY	3COM CORPORATION
By:

Title:

EMPLOYEE	By:

EXHIBIT A

MUTUAL RELEASE OF CLAIMS

This Mutual Release of Claims (“Release”) is made by and between 3Com Corporation, Inc. (the “Company”) and [NAME] (the “Employee”). 3Com and the Employee shall each individually be referred to herein as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, the Employee has been employed with the Company as [TITLE] and the Parties have mutually agreed that the Employee’s employment with the Company will terminate effective [DATE] (“Termination Date”);

WHEREAS, the Company and the Employee have agreed that the Employee is to receive certain severance benefits pursuant to the agreement to which this Release is attached as Exhibit A (the “Management Retention Agreement”);

NOW THEREFORE, in connection with the promises made herein and in the Management Retention Agreement, the Company and the Employee hereby agree as follows:

1.          Confidential Information. The Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Employee Agreement previously entered into by and between the Company and the Employee.

2.          Payment of Salary. The Company represents and the Employee acknowledges and represents that the Company has paid (or will pay pursuant to the terms of the applicable plan or program and the Management Retention Agreement) all salary, wages, bonuses, commissions, accrued vacation and expense reimbursements and any and all other benefits due to the Employee through the date of signing of this Release.

3.          Release of Claims. The Employee agrees that the severance benefits provided pursuant to the Management Retention Agreement represent settlement in full of all outstanding obligations owed to the Employee by the Company or any subsidiary of the Company. In exchange for those severance benefits, the Employee hereby irrevocably and unconditionally releases 3Com and its parents, subsidiaries, predecessors, successors, affiliates and joint ventures, and all of their directors, officers, employees, representatives, attorneys, agents, insurers, assigns, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under, or in concert with any of the persons or entities identified above (the “Released Parties”) from all known and unknown claims, promises, debts, obligations, causes of action, or similar rights of any type, in law or in equity, that the Executive has, had or may have had arising from or relating to his employment with 3Com and the termination thereof (“Claims”). The Employee understands that the Claims that he/she is hereby releasing include, but are not limited to:

(a)        Any and all Claims that in any way arise from or relate to the Employee’s employment with 3Com or the termination of that employment, such as claims for compensation, bonuses, commissions, benefits, reimbursements, lost wages, or unused accrued PTO;

(b)        Any and all Claims that in any way arise from or relate to the design or administration of any employee benefit program;

(c)        Any and all Claims that arise from or relate to any severance or similar benefits or to post-employment health or group insurance benefits not expressly set forth in the Management Retention Agreement, including without limitation any and all Claims to benefits or compensation under the Company’s Section 16 Officer Severance Plan;

(d)        Any and all Claims based on a contract, any employment or wrongful discharge claims or tort claims, and any and all Claims based on a federal, state or local law, regulation or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Worker Adjustment Retraining and Notification Act, the Fair Labor Standards Act, Massachusetts General Laws ch. 151B, all as may have been amended, and any other federal, state, or local common law, statute, regulation, or ordinance of any other type or kind.

The Employee understands that he/she is hereby releasing Claims that he/she may not know about. Notwithstanding anything to the contrary contained in this Release, the Employee’s release of Claims under this Section 3 does not constitute a waiver by the Employee of any rights or benefits that he/she may have pursuant to (i) this Release, (ii) the Management Retention Agreement; (iii) the Company’s 401(k) Plan, and (iv) to any right of indemnification or contribution against the Company under applicable insurance policies, statutory law or Company by-laws, if any, to the same extent available to any other officer of the Company for any third-party claim against him/her arising from his/her employment as an officer of the Company.

4.          Rights under the Age Discrimination in Employment Act. The Employee acknowledges that he/she has been advised by this Release that (a) he/she should consult with an attorney of his/her choosing prior to executing this Release; (b) he/she has been given twenty-one calendar (21) days within which to consider and execute this Release and to the extent that he/she signs this Release prior to the completion of that period he/she has waived the remainder of that period; (c) that he/she has seven (7) calendar days following the execution of this Release to revoke his/her signature; and (iv) the Effective Date of this Release shall be the eighth (8th) calendar day following his/her execution of this Release.

5.          No Assignment of Claims. The Employee expressly warrants that he/she has not assigned any Claim or Claims that he/she has, had or may have had against any of the Released Parties to any other person or entity.

6.          Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the provision of the severance benefits set forth in the Management Retention Agreement, other than as provided in Section 4 thereof. The Employee understands and agrees that the Company will apply the applicable, supplemental, state and federal tax rates to the severance payments made pursuant to the Management Retention Agreement. The

Employee further understands and agrees that he/she is solely responsible for the payment, if applicable, of any other local, state, or federal taxes or withholdings based on the provision of the severance benefits by the Company and any penalties or assessments thereon and the Employee hereby agrees to indemnify the Company for any such taxes or withholdings, and any penalties, costs and/or attorneys’ fees arising therefrom.

7.          Employment Agreement Restrictions. The Employee agrees that his/her obligations and the Company’s rights and remedies under the Employee Agreement signed by the Employee, the terms and conditions of which are expressly incorporated into this Release, shall remain in full force and effect upon his/her execution of this Release, and after the Termination Date. The Employee hereby warrants and represents that he/she is in compliance with and has not violated the Employee Agreement.

8.          Cooperation. The Employee hereby agrees to cooperate with the Company and its legal counsel (internal and external) as the Company may reasonably request at any time in connection with any investigation or litigation relating to any matter in which the Employee was involved during, or has material knowledge of as a result of, his employment with the Company.

9.          Confidentiality. The Employee understands and agrees that this Release and each and every provision contained herein, including without limitation the existence of this Release and severance benefits paid in consideration hereof, are confidential and shall not be disclosed to any person or entity, for any reason, without the prior written consent of the Company, unless required by law. It is agreed, however, that the Employee may discuss the existence and contents of this Agreement to the extent that such information was a matter of public record prior to such disclosure. The Employee may reveal any of the contents of this Agreement to members of his/her immediate family, and to his/her legal and financial advisors, subject to his/her securing their agreement to maintain the confidentiality of such information. If the Employee is required by a government entity, a lawfully issued subpoena and/or otherwise required by law to disclose the existence or terms of this Agreement, the Employee agrees to notify the Company in writing no fewer than ten (10) calendar days prior to the date of such disclosure.

10.        Return of Company Property. The Employee hereby agrees that he has returned to the Company all Company property and equipment in his/her possession or control, including but not limited to all files, documents, data and records (whether on paper or in tapes, disks, or other machine-readable form), office equipment, credit cards, and employee identification cards. He/She further warrants and confirms that he has left intact all electronic Company documents, including those that he/she developed or helped develop during his/her employment.

11.        Entire Agreement. The Management Retention Agreement, this Release and the Employee Agreement contain all the agreements and promises by and between the Company and the Employee and supersede any prior agreements or representations between them as to the subjects covered, except that any agreements between the Employee and the Company arising under or relating to the Company’s equity compensation and welfare benefit plans remain in full force and effect. The Parties agree that no covenants, agreements, representations, or warranties of any kind whatsoever have been made by either Party, except as specifically set forth in the Management Retention Agreement, this Release and the Employee Agreement. Should any portion, term, or provision of the Management Retention Agreement, this Release or the Employee Agreement be declared or determined by any court or other tribunal to be illegal, invalid or unenforceable, the validity of the remaining portions, terms and provisions shall not be affected thereby, and the illegal, invalid or unenforceable portion, term or provision shall be deemed not to be part of the Management Retention Agreement, this Release or the Employee Agreement, as applicable. This Release is binding upon and will inure to the benefit of the Employee and the Company and their heirs, administrators, representatives, executors, successors, and assigns.

12.        Voluntary Agreement. The Employee warrants that he/she has carefully read and understands the provisions of this Release; that he/she has had sufficient time to consider the Agreement before signing it; that he/she is entering into this Release knowingly and voluntarily, intending that it will have binding legal effect; and that he/she has been advised by the Company to consult with an attorney of his/her own choice and at his/her own expense concerning the terms of this Agreement prior to signing it.

13.        Waiver. Any waiver by either Party of any violation, breach of or default under any provision of this Release or any other agreements provided for or incorporated herein, by the other Party shall not construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement or any other agreements provided for or incorporated herein.

14.        Costs. The Parties shall each bear their own costs, attorneys’ fees and other expenses incurred in connection with this Release.

15.        Governing Law and Venue. This Release shall be governed by the laws of the Commonwealth of Massachusetts, excluding its laws relating to the choice of laws. The Parties hereby agree and consent to the jurisdiction of the state and federal courts of the Commonwealth of Massachusetts as the exclusive jurisdiction for settling any disputes arising hereunder.

16.        Amendments. This Release may not be modified, amended, supplemented or superseded unless by means of a written document signed by the Employee and the Company’s Chief Employee Officer or General Counsel.

17.        Counterparts. This Release may be executed in counterparts, and each counterpart shall have the same force and effect as an original and, taken together, shall constitute an effective, binding agreement by the Parties.

WHEREFORE, the Parties have read this Release, have carefully considered its provisions, have had an opportunity to discuss it with their attorneys, and attest that they are fully competent to execute this Agreement and that they fully understand and knowingly accept its terms and conditions in their entirety and without reservation.

COMPANY	3COM CORPORATION
By:
[NAME]

Title:

Date:

EMPLOYEE	By:
[NAME]
Date: